UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2014

CARDINAL ENERGY GROUP, INC.

 (Exact name of registrant as specified in its charter)

Nevada	000-53923	26-0703223
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

6037 Frantz Rd., Suite 103 Dublin, OH	43017
(Address of principal executive offices)	(Zip Code)

(614) 459-4959
Registrant’s telephone number, including area code

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

John Jordan

On September 27, 2014, John R. Jordan (“Jordan”) presented a letter of resignation whereby he resigned from his position as the outside Chief Financial Officer of Cardinal Energy Group, Inc. (the “Company,” “we,” “our,” or “us”), effective September 30, 2014. Jordan resigned for personal reasons and not as a result of any disagreement with us. A copy of Jordan’s resignation letter is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Gary Peterson

On September 30, 2014, we appointed Gary B. Peterson (“Peterson”), a certified public accountant, as our interim Chief Financial Officer. We intend to enter into a written consulting agreement with Peterson.

The following is a brief summary of Peterson’s background:

Since June 2007, Peterson has acted as a consultant and provided financial, tax, and accounting services to numerous companies in the energy (oil and gas exploration and extraction), software and hardware development, and mining industries. Peterson has experience as an audit partner for public oil and gas companies, and has developed an expertise in the financial compliance requirements of public companies.

Mr. Peterson has held positions in various companies and accounting firms, including positions with Digitran Systems, Inc., from 1994 to 1996, as Chief Financial Officer, World Wireless Communications, Inc., from 1995 to 1997, as Chief Executive Officer, SmithPeterson, LC, from 1997 to 2001, as Certified Public Accountant, Tarallax Wireless, Inc., from 1999 to 2005, as Chief Executive Officer and Chairman of the Board, Winsonic Digital Media Group, Inc., from 2005 to 2007, as Vice President of Accounting, Compliance, and Disclosure. Peterson has also previously been a Senior Tax Accountant at PriceWaterhouseCoopers, Manager in the Tax Department at Deloitte Touche, and Audit Partner at Peterson, Siler, & Stevenson.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Resignation Letter of John R. Jordan dated September 27, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL ENERGY GROUP, INC.

Date: October 6, 2014	By:	/s/ Timothy W. Crawford
Timothy W. Crawford, Chief Executive Officer